Deloitte &
 Touche LLP
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                       220 West Main Street            Facsimile: (502) 562-2073
                       Louisville, Kentucky 40202-5313



INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholder of
 Great Financial Bank, FSB
Louisville, Kentucky

We have examined management's assertion about Great Financial Bank, FSB's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion report on compliance with minimum servicing standards. Management is responsible for Great Financial Bank, FSB's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Financial Bank, FSB's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Financial Bank, FSB's ' compliance with the minimum servicing standards.

In our opinion, management's assertion that Great Financial Bank, FSB complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

February 10, 1997



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